Exhibit h.16

FORM OF

SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

NYLIM SERVICE COMPANY LLC

AND

BOSTON FINANCIAL DATA SERVICES, INC.

TABLE OF CONTENTS

Page

1.

Terms of Appointment and Duties

1

2.

Exception Services

5

3.

Fees and Expenses

5

4.

Representations and Warranties of the Sub-Transfer Agent

6

5.

Representations and Warranties of the Transfer Agent

6

6.

Wire Transfer Operating Guidelines

7

7.

Data Access and Proprietary Information

8

8.

Indemnification

10

9.

Standard of Care/Limitation of Liability

11

10.

Confidentiality

11

11.

Covenants of the Transfer Agent and the Sub-Transfer Agent

13

12.

Termination of Agreement

14

13.

Assignment and Third Party Beneficiaries

15

14.

Subcontractors

  15

15.

Miscellaneous

16

SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of October, 2005, by and between NYLIM SERVICE COMPANY LLC, a Delaware corporation, having its principal office and place of business at 169 Lackawanna Avenue, Parsippanny, New Jersey 07054 (the “Transfer Agent”), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Sub-Transfer Agent”).

WHEREAS, the Transfer Agent has been assigned 758128 as its six-digit FINS number by the Depository Trust Company of New York, NY (“DTC”);

WHEREAS, the Transfer Agent registered with U.S. Securities and Exchange Commission, its appropriate regulatory authority (“ARA”) and has been assigned a seven digit number (generally beginning with an “84” or an “85”) ARA number of 84-5844;

WHEREAS, the Transfer Agent has been appointed by each of the investment companies (including each series thereof) listed on Schedule A (the “Fund(s)”), each an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended, as transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain activities, and the Transfer Agent has accepted each such appointment;

WHEREAS, the Transfer Agent has entered into a Transfer Agency and Service Agreement with each of the Funds (including each series thereof) listed on Schedule A pursuant to which the Transfer Agent is responsible for certain transfer agency and dividend disbursing functions and the Transfer Agent is authorized to subcontract for the performance of its obligations and duties thereunder in whole or in part with the Sub-Transfer Agent;

WHEREAS, the Transfer Agent is desirous of having the Sub-Transfer Agent perform certain shareholder accounting, administrative and servicing function (collectively “Shareholder and Record-Keeping Services”); and

WHEREAS, the Transfer Agent desires to appoint the Sub-Transfer Agent as its agent, and the Sub-Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   Terms of Appointment; Duties

1.1

Sub-Transfer Agency Services.  Subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby employs and appoints the Sub-Transfer Agent to act as, and the Sub-Transfer Agent agrees to act as, the agent of the Transfer Agent for the shares of the Funds in connection with any accumulation, open-account, retirement plans or similar plan provided to the shareholders of each Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“prospectus”) of each such Fund, including without limitation any periodic investment plan or periodic withdrawal program.  As used herein, the term “Shares” means the authorized and issued shares of common stock, or shares of beneficial interest, as the case may be, for each of the Funds (including each series thereof) enumerated in Schedule A. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Sub-Transfer Agent, the Sub-Transfer Agent agrees that it will perform the following Shareholder and Record-Keeping services:

(a)  Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the “Custodian”);

(b)  Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)  Receive for acceptance redemption requests and redemption directions and promptly deliver the appropriate documentation thereof to the Custodian;

(d)  In respect to the transactions in items (a), (b) and (c) above, the Sub-Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

(e)  At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid  over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)  Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)  Prepare and transmit payments for dividends and distributions declared by the Fund;

(h)  If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Sub-Transfer Agent of indemnification satisfactory to the Sub-Transfer Agent and protecting the Sub-Transfer Agent and the Fund, and the Sub-Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(i)  Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost.  Such stop orders and replacements will be deemed to have been made at the request of the Transfer Agent, and the Transfer Agent shall be responsible for all losses or claims resulting from such replacement;

(j)  Maintain records of account for and advise the Transfer Agent and its Shareholders as to the foregoing;

(k)  Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding.  The Sub-Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(l)  Perform tax-reporting and statement production for closed accounts;

(m)  Maintain and manage, as agent for the Transfer Agent, such bank accounts as the Sub-Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of share purchases and redemptions and the payment of Fund dividends and distributions.   The Sub-Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent.  In connection with the recordkeeping and other services provided to the Transfer Agent hereunder, including the management of such accounts, the Sub-Transfer Agent may receive a portion of its compensation that is based upon the average balances of such accounts; and

(n)  Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided to the Sub-Transfer Agent by the Transfer Agent or the Fund or any other person or firm on behalf of the Transfer Agent or the Fund or from broker-dealers of record on behalf of individual Shareholders.  With respect to transaction requests received in the foregoing manner, the Sub-Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Transfer Agent or the Fund to require its broker-dealers to retain such documentation.  E-mail exchanges on routine matters may be made directly with the Transfer Agent's or Fund's contact at the Sub-Transfer Agent.  The Sub-Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes; and

(o)  For the reasonable administrative expenses thereof, report and escheat abandoned property to state authorities as authorized by the Transfer Agent in accordance with the policies and procedures agreed upon by the Sub-Transfer Agent and the Transfer Agent.

1.2

Additional Services.  In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Sub-Transfer Agent shall perform the following services:

(a)  Other Customary Services.  Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: (1) maintaining all Shareholder accounts; (2) preparing Shareholder meeting lists; (3) mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders; (4) withholding taxes on U.S. resident and non-resident alien accounts; (5) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; (6) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; (7) preparing and mailing activity statements for Shareholders; and (8) providing Shareholder account information;

(b)  Control Book (also known as “Super Sheet”).  Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c)  “Blue Sky” Reporting.  The Fund or Transfer Agent shall (i) identify to the Sub-Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the  establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State.  The responsibility of the Sub-Transfer Agent for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

(d)  National Securities Clearing Corporation (the “NSCC”).  (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with instructions transmitted to and received by the Sub-Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Sub-Transfer Agent;  (ii) issue instructions to Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc. computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e)  New Procedures.  New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Transfer Agent and the Sub-Transfer.  The Sub-Transfer Agent may at times perform only a portion of these services and the Transfer Agent, the Funds or their agent may perform these services on the Fund’s behalf;

(f)  Anti-Money Laundering (“AML”) Delegation.  If the Transfer Agent elects to delegate to the Sub-Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule (“Schedule 1.2(f)), entitled “AML Delegation,” which may be changed from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the duties by the Sub-Transfer Agent pursuant to this Section 1.2(f), the Transfer Agent agrees to pay the Sub-Transfer Agent for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below.

1.3

Fiduciary Accounts.  With respect to certain retirement plans (such as individual retirement accounts (“IRAs”)) or accounts, SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) Plans (collectively, such accounts, “Fiduciary Accounts”), the Sub-Transfer Agent, at the request of the Transfer Agent, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by New York Life Trust Company, account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

2.   Exception Services

2.1

Transactions shall be deemed exception services (“Exception Services”) when such transactions:

(a)  Require the Sub-Transfer Agent to use methods and procedures other than those usually employed by the Sub-Transfer Agent to perform services under Section 1 of this Agreement;

(b)  Involve the provision of information to the Sub-Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c)  Require more manual intervention by the Sub-Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.   Fees and Expenses

3.1

Fee Schedule.  For the performance by the Sub-Transfer Agent pursuant to this Agreement, the Transfer Agent agrees to pay the Sub-Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule  (“Schedule 3.1”).  Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Transfer Agent and the Sub-Transfer Agent.

3.2

Out-of-Pocket Expenses.  In addition to the fee paid under Section 3.1 above, the Transfer Agent agrees to reimburse the Sub-Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage and advances incurred by the Sub-Transfer Agent for the items set out in Schedule 3.1 attached hereto.  In addition, any other expenses incurred by the Sub-Transfer Agent at the request or with the consent of the Transfer Agent, will be reimbursed by the Fund.

3.3

Invoices.  The Transfer Agent agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Transfer Agent may only withhold that portion of the fee or expense subject to the good faith dispute.  The Transfer Agent shall notify the Sub-Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Transfer Agent is disputing any amounts in good faith.  If the Transfer Agent does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Transfer Agent.  The Fund shall settle such disputed amounts by payment of the agreed amount within five (5) days of the day on which the parties agree on the amount to be paid.  If no agreement is reached, then such disputed amounts shall be settled by law or legal process.

3.4

Cost of Living Adjustment.  Following the first anniversary of the date first written above, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-NU, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.  As used herein, “CPI-NU” shall mean the Consumer Price Index for all Urban Consumers, Northeast Urban region, as published by the United States Department of Labor, Bureau of Labor Statistics.

4.   Representations and Warranties of the Sub-Transfer Agent

The Sub-Transfer Agent represents and warrants to the Transfer Agent that:

4.1

It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2

It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3

It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform the services contemplated in this Agreement.

4.4

It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.5

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.   Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Sub-Transfer Agent that:

5.1

It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

5.2

It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

5.3

All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4

Each Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5

A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.   Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1

Obligation of Sender.  The Sub-Transfer Agent is authorized to promptly debit the appropriate Transfer Agent account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Sub-Transfer Agent has been instructed to transfer.  The Sub-Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Transfer Agent instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2

Security Procedure.  The Transfer Agent acknowledges that the Security Procedure it has designated on the Transfer Agent Selection Form was selected by the Transfer Agent from security procedures offered by the Sub-Transfer Agent.  The Transfer Agent shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Sub-Transfer Agent in writing.  The Transfer Agent  must notify the Sub-Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Transfer Agent’s authorized personnel.  The Sub-Transfer Agent shall verify the authenticity of all Transfer Agent instructions according to the Security Procedure.

6.3

Account Numbers.  The Sub-Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4

Rejection.  The Sub-Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Sub-Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Sub-Transfer Agent, in the Sub-Transfer Agent’s sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Sub-Transfer Agent; or (c) if the Sub-Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5

Cancellation Amendment.  The Sub-Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Sub-Transfer Agent reasonable opportunity to act.  However, the Sub-Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6

Errors.  The Sub-Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Sub-Transfer Agent complies with the payment order instructions as received and the Sub-Transfer Agent complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection  of errors in payment orders.

6.7

ACH Credit Entries/Provisional Payments.  When the Transfer Agent initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Sub-Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Sub-Transfer Agent with respect to an ACH credit entry are provisional until the Sub-Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Sub-Transfer Agent does not receive such final settlement, the Transfer Agent agrees that the Sub-Transfer Agent shall receive a refund of the amount credited to the Transfer Agent in connection with such entry, and the party making payment to the Transfer Agent via such entry shall not be deemed to have paid the amount of the entry.

6.8

Confirmation.  Confirmation of Sub-Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Sub-Transfer Agent’s proprietary information systems, or by facsimile or call-back.  Transfer Agent must report any objections to the execution of an order within thirty (30) days.

7.   Data Access and Proprietary Information

7.1

The Transfer Agent acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Transfer Agent by the Sub-Transfer Agent as part of the Fund’s ability to access certain Fund-related data (“Customer Data”) maintained by the Sub-Transfer Agent on databases under the control and ownership of the Sub-Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Sub-Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Customer Data.  The Transfer Agent agrees to treat all Proprietary Information as proprietary to the Sub-Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Transfer Agent agrees for itself and its employees and agents to:

(a)  Use such programs and databases (i) solely on the Transfer Agent’s computers, or (ii) solely from equipment at the location agreed to between the Sub-Transfer Agent and the Transfer Agent and (iii) solely in accordance with the Sub-Transfer Agent’s applicable user documentation;

(b)  Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Transfer Agent’s computer(s)), the Proprietary Information;

(c)  Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Sub-Transfer Agent’s instructions;

(d)  Refrain from causing or allowing information transmitted from the Sub-Transfer Agent’s computer to the Transfer Agent’s terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)  Allow the Transfer Agent to have access only to those authorized transactions as agreed to between the Sub-Transfer Agent and the Transfer Agent; and

(f)  Honor all reasonable written requests made by the Sub-Transfer Agent to protect at the Sub-Transfer Agent’s expense the rights of the Sub-Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2

Proprietary Information shall not include all or any portion of any of the foregoing items that:  (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Sub-Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3

The Transfer Agent acknowledges that its obligation to protect the Sub-Transfer Agent’s Proprietary Information is essential to the business interest of the Sub-Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Sub-Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Sub-Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4

If the Transfer Agent notifies the Sub-Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Sub-Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Sub-Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Transfer Agent agrees to make no claim against the Sub-Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  THE SUB-TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5

If the transactions available to the Transfer Agent include the ability to originate electronic instructions to the Sub-Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Sub-Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Sub-Transfer Agent from time to time.

7.6

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7.  The obligations of this Section shall survive any earlier termination of this Agreement.

8.   Indemnification

8.1

The Sub-Transfer Agent shall not be responsible for, and the Transfer Agent shall indemnify and hold the Sub-Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)

All actions of the Sub-Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, (including the defense of any law suit in which the Sub-Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)

The Transfer Agent’s lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Transfer Agent hereunder;

(c)

The reliance upon, and any subsequent use of or action taken or omitted, by the Sub-Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Sub-Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Transfer Agent, and which have been prepared, maintained or performed by the Transfer Agent or each Fund or any other person or firm on behalf of the Transfer Agent or each Fund including but not limited to any broker-dealer, TPA or previous transfer agent or registrar; (ii) any instructions or requests of the Transfer Agent or each Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Sub-Transfer Agent under this Agreement which are provided to the Sub-Transfer Agent after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)   The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs, the Funds or the Transfer Agent, and the reliance by the Sub-Transfer Agent on the broker-dealer, TPA, the Fund or the Transfer Agent ensuring that the original source documentation is in good order and properly retained;

(e)

The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(f)

The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Fund’s demand deposit account maintained at the Bank; or

(g)

Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems

8.2

In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Transfer Agent may be required to indemnify the Sub-Transfer Agent, the Sub-Transfer Agent shall promptly notify the Transfer Agent of such assertion, and shall keep the Transfer Agent advised with respect to all developments concerning such claim.  The Transfer Agent shall have the option to participate with the Sub-Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Sub-Transfer Agent.  The Sub-Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Transfer Agent may be required to indemnify the Sub-Transfer Agent except with the Transfer Agent’s prior written consent.

9.   Standard of Care/Limitation of Liability

The Sub-Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement.  This shall apply to Exception Services as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, Sub-Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by Sub-Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by Sub-Transfer Agent as fees and charges, but not including reimbursable expenses, during the six (6) calendar months immediately preceding the event for which recovery from Sub-Transfer Agent is being sought.

10.   Confidentiality

10.1

The Sub-Transfer Agent and the Transfer Agent each agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Customer Information (as defined in Section 10.3), trade secrets, cost figures and projections, profit figures, business processes or procedures, Proprietary Information (as defined above) or any other secret or confidential information whatsoever, whether of the Sub-Transfer Agent or of the Transfer Agent, used or acquired by the Sub-Transfer Agent or the Transfer Agent during performance under this Agreement except in accordance with this Agreement (such party’s, “Confidential Information”).  Each of the Sub-Transfer Agent and the Transfer Agent further covenants and agrees to retain all such Confidential Information acquired during and after the term of this Agreement whatsoever in trust for the sole benefit of the Sub-Transfer Agent or the Transfer Agent and their successors and assigns.  In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose Confidential Information is disclosed.

10.2

Each of the Sub-Transfer Agent and Transfer Agent agrees that it shall not (a) use any Confidential Information of the other party (including Customer Information) in any way for its own account or an account of a third party, except for the exercise of its rights and performance of its obligations under this Agreement or (b) disclose any such Confidential Information to any person other than (i) to its employees, agents and subcontractors who require access to such Confidential Information in connection with the exercise and performance of their obligations under this Agreement or (ii) to any other third party upon the written or e-mail instructions of the owner of the Confidential Information.  Any employee, agent or subcontractor to whom the Confidential Information of the other party is disclosed shall be subject to confidentiality obligations with respect to such Confidential Information at least as restrictive as those set forth in this Agreement.  Each of the Sub-Transfer Agent and Transfer Agent agrees that it shall not knowingly allow any unauthorized person access to the other party’s Confidential Information and that it shall take commercially reasonable actions to protect the confidentiality of the other party’s Confidential Information, including implementing and enforcing procedures to minimize the possibility of unauthorized use or copying of such Confidential Information.

10.3

For purposes of this Agreement, “Customer Information” shall mean all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s customer(s) or prospective customer(s) and plan administrators, including without limitation, name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data.  For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138).  This Agreement shall not be construed as granting any ownership rights to the Sub-Transfer Agent to Customer Information.

10.4

In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Sub-Transfer Agent will endeavor to notify the Transfer Agent and to secure instructions from an authorized officer of the Transfer Agent as to such inspection.  The Sub-Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.   Covenants of the Transfer Agent and the Sub-Transfer Agent

11.1

The Transfer Agent shall promptly furnish to the Sub-Transfer Agent a certified copy of the resolution of the Board of Directors of the Transfer Agent authorizing the appointment of the Sub-Transfer Agent and the execution and delivery of this Agreement.

11.2

The Sub-Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Transfer Agent for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3

The Sub-Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Sub-Transfer Agent agrees that all such records prepared or maintained by the Sub-Transfer Agent relating to the services to be performed by the Sub-Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

11.4

The Sub-Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Transfer Agent’s Confidential Information, including Customer Information, in the possession of the Sub-Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements.  The Sub-Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements.  The Sub-Transfer Agent will meet with the Transfer Agent, at its request, on an annual basis to discuss information security safeguards.  If the Sub-Transfer Agent or its agents discover or are notified of that someone has violated security relating to the Transfer Agent’s Confidential Information, including Customer Information, the Sub-Transfer Agent will promptly (a) notify the Transfer Agent of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Sub-Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) provide the Transfer Agent with assurance reasonably satisfactory to the Transfer Agent that such violation will not recur.

11.5

The Sub-Transfer Agent shall maintain, at a location other than its normal location, appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. The Sub-Transfer Agent shall continuously back-up Fund records, and shall store the back-up in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the records will be maintained intact and will enable the Sub-Transfer Agent to perform the services under this Agreement. The Sub-Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Transfer Agent.  The Sub-Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Transfer Agent may participate in such test.  Upon request by the Transfer Agent, the Sub-Transfer Agent will provide the Transfer Agent with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Sub-Transfer Agent’s provision of services under this Agreement, the Sub-Transfer Agent will promptly notify the Transfer Agent of the disruption and the steps being implemented under the business continuity plan.

12.   Termination of Agreement

12.1

Term.  The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12.  Unless a terminating party gives written notice to the other party one hundred and twenty (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a “Renewal Term”).  One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.  Otherwise the fees shall be increased pursuant to Section 3.5 of this Agreement.  Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of deconversion.

12.2

Early Termination.  Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Sub-Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Sub-Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Sub-Transfer Agent will be able to facilitate a conversion of services on such prior date.  In connection with the foregoing, should services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Sub-Transfer Agent, the fees payable to the Sub-Transfer Agent shall be calculated as if the services had been performed by the Sub-Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Sub-Transfer Agent, and the payment of all fees to the Sub-Transfer Agent as set forth shall be accelerated to the business day immediately prior to the conversion or termination of services.

12.3

Expiration of Term.  During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Transfer Agent.  Additionally, the Sub-Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

12.4

Confidential Information.  Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5

Unpaid Invoices.  The Sub-Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Transfer Agent to the Sub-Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.3 of this Agreement.

12.6

Bankruptcy.  Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

13.

Assignment and Third Party Beneficiaries

13.1

Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Sub-Transfer Agent and the Transfer Agent, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Sub-Transfer Agent and the Transfer Agent.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Sub-Transfer Agent and the Transfer Agent.  Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.

Subcontractors

14.1

The Sub-Transfer Agent may not, without written consent on the part of the Transfer Agent, subcontract for the performance hereof with any third party except with affiliates of the Sub-Transfer Agent, including DST Output, Inc..  The Sub-Transfer Agent shall be fully responsible to the Transfer Agent for the acts and omissions of any subcontractor that the Sub-Transfer Agent has engaged, as it is for its own acts and omissions.

14.2

Nothing herein shall impose any duty upon the Sub-Transfer Agent in connection with or make the Sub-Transfer Agent liable for the actions or omissions to act by unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Sub-Transfer Agent selected such company, the Sub-Transfer Agent shall have exercised due care in selecting the same.

15.

Miscellaneous

15.1

Amendment.  This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Transfer Agent.

15.2

Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

15.3

Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, with regard to the Sub-Transfer Agent, this clause shall not apply to obligations which the Sub-Transfer Agent has specifically warranted that it will continue to perform during a Force Majuere event pursuant to its current business continuity plan subject to the terms and limitations in such plan.

15.4

Consequential Damages.  Neither party to this Agreement shall be liable to the other party for consequential, indirect or special damages under any provision of this Agreement or for any consequential, indirect or special damages arising out of any act or failure to act hereunder.

15.5

Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6

Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7

Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8

Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9

Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10

Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11

Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12

Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)

If to Boston Financial Data Services, Inc. to:

Boston Financial Data Services, Inc.

2 Heritage Drive

North Quincy, Massachusetts 02171

Attn: Legal Department

Facsimile: (617) 483-2490

(b)

If to the Transfer Agent, to:

NYLIM Service Company LLC

169 Lackawanna Avenue

Parsippanny, New Jersey 07054

Attn:

Facsimile:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BOSTON FINANCIAL DATA SERVICES, INC.	NYLIM SERVICE COMPANY LLC

By:	By:

Name:	Name:

Title:	Title:

Attest:	Attest:

Name:	Name:

SCHEDULE A

FUNDS

Mainstay All Cap Growth

Mainstay All Cap Value

Mainstay Capital Appreciation

Mainstay Common Stock

Mainstay Equity Index

Mainstay Large Cap Growth

Mainstay Map

Mainstay Mid Cap Growth

Mainstay Mid Cap Opportunity

Mainstay Mid Cap Value

Mainstay S&P 500 Index

Mainstay Small Cap Growth

Mainstay Small Cap Opportunity

Mainstay Small Cap Value

Mainstay High Yield Corporate Bond

Mainstay Total Return

Mainstay Global High Income

Mainstay International Equity

Mainstay Convertible

Mainstay Conservative Allocation

Mainstay Growth Allocation

Mainstay Moderate Allocation

Mainstay Moderate Growth Allocation

Mainstay Value

Mainstay Cash Reserves

Mainstay Diversified Income

Mainstay Floating Rate

Mainstay Government

Mainstay Short Term Bond

Mainstay Tax Free Bond

Mainstay Asset Manager

Mainstay Balanced

Mainstay Intermediate Term Bond

Mainstay Money Market

Mainstay Indexed Bond

Mainstay Large Cap Opportunity

Mainstay Growth Equity

MainStay ICAP Equity Fund

MainStay ICAP Select Equity Fund

MainStay ICAP International Fund

McMorgan Equity Investment

McMorgan Balanced

McMorgan High Yield

McMorgan Fixed Income

McMorgan Intermediate fixed Income

McMorgan Principal Preservation

BOSTON FINANCIAL DATA SERVICES, INC.	NYLIM SERVICE COMPANY LLC

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 1.2(f)

AML DELEGATION

1.

Delegation.  In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the “USA PATRIOT Act”), the Transfer Agent and the Funds have developed and implemented a written anti-money laundering program (the “AML Program”), which is designed to satisfy the requirements of the USA PATRIOT Act.  Under the USA PATRIOT Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent.  The Funds have made such a delegation to the Transfer Agent.  In accordance with the Funds’ delegation, the Transfer Agent is desirous of having the Sub-Transfer Agent perform certain delegated duties pursuant to the AML Program and the Sub-Transfer Agent desires to accept such delegation.

2.

Limitation on Delegation.  The Transfer Agent acknowledges and agrees that in accepting the delegation hereunder, the Sub-Transfer Agent is agreeing to perform only those services that have been expressly delegated hereby as the same may from time to time be amended and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Funds with the USA PATRIOT Act or for any other matters delegated by the Funds to the Transfer Agent that have not been further delegated hereunder. Additionally, the parties acknowledge and agree that the Sub-Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of, and transactions in, shares in the Funds for which the Sub-Transfer Agent maintains the applicable shareholder information.

3.

Consent to Examination.  In connection with the performance by the Sub-Transfer Agent of the delegated duties below, the Sub-Transfer Agent understands and acknowledges that the Transfer Agent and the Funds remain responsible for assuring compliance with the USA PATRIOT Act and that the records the Sub-Transfer Agent maintains for the Transfer Agent on behalf of the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Sub-Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Sub-Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

4.

Delegated Duties.

4.1

Consistent with the services provided by the Sub-Transfer Agent and with respect to the beneficial ownership of, and transactions in, shares in the Fund for which the Sub-Transfer Agent maintains the applicable shareholder information, the Sub-Transfer Agent shall:

(a)  Submit all financial and non-financial transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)

 Review special payee checks through the OFAC database;

(c)

Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

(d)

Review wires sent pursuant to banking instructions other than those on file with the Sub-Transfer Agent;

(e)

Review accounts with small balances followed by large purchases;

(f)

Review accounts with frequent activity within a specified date range followed by a large redemption;

(g)

On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(h)

Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

(i)

Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR.  Provide the Transfer Agent with a copy of the SAR within a reasonable time after filing; notify the Transfer Agent if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

(j)

Compare account information to any FinCEN request received by the Transfer Agent and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Transfer Agent with documentation/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

(k)

In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) verify the identity of any person seeking to open an account with a Fund, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Transfer Agent by any government agency; and

(l)

Denote new foreign correspondent accounts with a distinct social code at account set-up when account set-up is performed by the Sub-Transfer Agent or, if account set-up is performed by a party other than the Sub-Transfer Agent, at such other time as required documentary evidence for a foreign correspondent account is presented in good order to the Sub-Transfer Agent.  Upon request by the Transfer Agent, generate periodic reports of foreign correspondent accounts for review by the Transfer Agent or the Fund for purposes of compliance with USA PATRIOT Act, Section 312.

4.2

In the event that the Sub-Transfer Agent detects suspicious activity as a result of the foregoing procedures, which necessitates the filing by the Sub-Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Sub-Transfer Agent shall also immediately notify the Transfer Agent, unless prohibited by applicable law.

BOSTON FINANCIAL DATA SERVICES, INC.	NYLIM SERVICE COMPANY LLC

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 3.1

FEES

Fee Term: October 1, 2005 through October 1, 2008

General: Fees are annual and are billed on a monthly basis at the rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens or closes.

Accounts Serviced Fees

Matrix Level 3 Accounts

$5.08/per Account

Non- Matrix Level 3 Accounts

     First 1,000,000 Non-ML3 Accounts

$7.08/per Account

     1,000,001+ Non-ML3 Accounts

$6.83/per Account

Transaction Fees

Auto Purchase Transactions

$0.50/per Account

Non-Auto Purchase Transactions

$1.40/per Account

ACH Transactions

$0.60/per transaction

Check-writing item

$1.15/per check

Other Fees

Fund Minimum*

$5,000 Per CUSIP

Out of Pocket Expenses**

Billed as Incurred

*Fund Minimum Note:  For funds opened prior to December 31, 2004, the fund minimum will be waived.  The accounts serviced fee will apply for these funds.  In the event that a fund, opened prior to December 31, 2004, is closed, the fund minimum will be invoked until the fund is purged from the DST system.  For funds opened after December 31, 2004, the fund minimum will be invoked only if the accounts serviced fee is less than $416.67 for any given month.

**Out-of Pocket expenses include but are not limited to: costs associated with mailing expenses, (i.e. statements, stationery, checks, certificates, printing, postage, etc.) forms, microfilm, microfiche, COOL and expenses incurred at the specific direction of the fund.  Postage for mass mailings is due seven (7) days in advance of the mailing date.

Note: NYLIM will continue to be billed an out-of-pocket expense for 2 dedicated DST programmers through December 31, 2005.  Effective January 1, 2006, the equivalent of 2 dedicated DST programmers will be provided to NYLIM at no charge.  Excess programming hours will be billed at the then current DST programming rate.  As of September 2005 the DST programming rate is $160.00 per hour.

A Cost of Living Adjustment will apply in accordance with Section 3.4 of the Agreement.

SCHEDULE 3.1

(continued)

BOSTON FINANCIAL DATA SERVICES, INC.	NYLIM SERVICE COMPANY LLC

By:	By:

Name:	Name:

Title:	Title: